Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Avinger, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(o)	-	-	$6,000,000.00	(3)	$0.0001476	$885.60
Equity	Common Warrants	Rule 457(g)	-	-		(4)	-
Equity	Pre-Funded Warrants	Rule 457(g)	-	-		(3)(4)	-
Equity	Placement Agent Warrants(5)	Rule 457(g)	-	-		(4)(5)	-
Equity	Common Stock underlying Common Warrants	Rule 457(o)	-	-	$6,000,000.00		$0.0001476	$885.60
Equity	Common Stock underlying Pre-Funded Warrants	Rule 457(o)	-	-	-		-	-
Equity	Common Stock underlying Placement Agent Warrants	Rule 457(o)	-	-	$450,000.00	(5)(6)	$0.0001476	$66.42

Total Offering Amounts					$12,450,000.00			$1,837.62
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$1,837.62

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $6,000,000.

(4)

Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.

(5)

We have agreed to issue to the representative of the placement agent warrants to purchase shares of Common Stock representing up to 6% of the Common Stock issued in the offering (including the Pre-Funded Warrants issued in the offering). The Placement Agent Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the Common Stock offered hereby.

(6)

We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Placement Agent Warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the combined public offering price per share of Common Stock and accompanying warrant.